EXHIBIT 99.1

Press Release for Immediate Release

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer (708) 865-1053

MIDWEST BANC REPORTS THIRD QUARTER OPERATING RESULTS

(Melrose Park, IL — October 29, 2004). Midwest Banc Holdings, Inc. (NASDAQ: MBHI), a community-based bank holding company, reported net income of $8.0 million, $0.43 per diluted share, for the nine months ended September 30, 2004 compared to $16.5 million, $0.91 per diluted share, for the same period in 2003. The lower earnings were primarily attributable to the accounting for a fair value hedge transaction and the recognition of a retirement benefit obligation to the Company’s former chief executive officer.

Mr. E.V. Silveri, Chairman of the Board said, “we are very pleased to have James J. Giancola as our President and Chief Executive Officer. Jim Giancola joined the Company on September 28, 2004 and has a proven track record as an accomplished banker and leader. He joins our organization at a pivotal point in our history and the Board of Directors is confident that our corporate objectives going forward will be realized. The third quarter’s operating results were disappointing, however, we are looking forward to restoring consistent earnings performance.” “Asset quality, loan growth, and net interest margin trends all have continued to improve,” Silveri further added.

“Midwest Banc Holdings, Inc. has a promising future. I believe that the Company will increase earnings by growing and diversifying its loan portfolio, changing the deposit mix toward lower cost transaction accounts, and expanding its non-interest income activities, such as mortgage activities and wealth management. Changes within the organization will occur with the express intent of enhancing product offerings, expanding customer service and streamlining backroom operations. Our staff is our most valuable asset we have. We are committed to retaining, recruiting, and training our personnel to make sure we have the best and brightest talent,” said James J. Giancola, President and Chief Executive Officer.

Giancola added, “The third quarter results are unacceptable. We are committed to work proactively to identify and eliminate problems and surprises. Risk management and control processes will receive a more pronounced focus from management and the Board, including the addition of experienced professionals.”

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
(In thousands, except per share data)
Revenues	$25,289	$32,927	$83,457	$102,487
Net Interest Margin	2.72%	3.00%	2.73%	3.16%
Net Income	$(31)	$2,283	$7,978	$16,468
Diluted Earnings Per Share	$0.00	$0.12	$0.43	$0.91
Cash Dividends Per Share	$0.12	$0.12	$0.36	$0.32

Highlights

•	Average earning assets increased by $62.7 million or 2.9% compared to the third quarter of 2003.

•	Net interest margin increased 11 basis points from the prior quarter.

•	Loans increased 7.9% compared to a year ago.

•	Nonperforming loans decreased $3.3 million or 25.7% during the quarter.

•	Net loan charge-offs decreased $8.0 million or 85.1% compared to the same period in 2003.

•	Allowance to nonperforming loans coverage increased from 0.84x to 1.73x compared to the same period last year.

•	Quarterly net income decreased due to a $5.8 million pre-tax charge as a result of the change in the fair value of the hedge, as well as a reduction in net gains on securities transactions and net trading profits and the recognition of retirement benefit package of the retiring chief executive officer.

Third Quarter Results

For the three months ended September 30, 2004, the Company realized a net loss of $31,000 compared to net income of $2.3 million ($0.12 per diluted share) for the three months ended September 30, 2003.

The Company uses derivative instruments to manage its exposure to interest rate risk and capital risk in its available-for-sale securities portfolio through the use of futures contracts accounted for as a fair value hedge. The portion of the fair value hedge that is considered ineffective is recognized in securities gains and losses in the income statement. Results of operations for the third quarter include an after tax charge of $3.5 million relating to accounting adjustments for this fair value hedge.

As of September 30, 2004, the Company began pricing the investment securities associated with the fair value hedge using “Best Bid” obtained directly from primary dealers. Management feels this change in determining the fair value of hedged items is better correlated to the actual fair value of the derivative instruments. Management believes that it has adopted the proper pricing method in its hedge portfolio to withstand future rate shocks, however, there can be no assurance that future charges will not occur. For example, if the spread to risk free Treasury rates were to increase by one basis point, an ineffectiveness charge of approximately $240,000 would be recorded, if no additional action is taken.

Net interest income decreased $639,000 or 4.3% to $14.2 million in the third quarter of 2004 compared to $14.9 million for the similar period in 2003, reflecting a reduced net interest margin. Net interest margin decreased to 2.72% in the third quarter of 2004 compared to 3.00% in the third quarter of 2003, although it has increased from 2.61% in the second quarter of 2004.

The Company anticipates a moderate improvement in net interest margin as the rest of the year progresses. Primary factors include higher loan volumes and continued benefit of converting fixed rate FHLB advances into floating rate utilizing interest rate swaps.

Other income, excluding net gains or losses on securities transactions, declined 18.2% to $4.0 million for the three months ended September 30, 2004 from $4.9 million in the comparable period in 2003. Trading profits declined 48.0% to $1.0 million, while option fee income, included in net trading profits, rose 20% to $2.4 million. As a percentage of average assets, other income, excluding net gains or losses on securities transactions, declined to 0.67% for the third quarter from 0.85% in 2003. Excluding net gains or losses on securities transactions and net trading profits, other income was $3.0 million or 0.45% of average assets for the three months ended September 30, 2004 compared to $2.9 million or 0.51% of average assets for the same period in 2003.

Service charges and fees, including service charges on deposit accounts, increased 3.4% to $1.5 million in the third quarter of 2004 from the third quarter of 2003 and are expected to increase with future deposit growth within our existing markets. Insurance and brokerage commissions decreased $114,000 from $582,000 in the third quarter of 2003 to $468,000 for the third quarter of 2004. Gains on sales of loans decreased $189,000 or 64.1% to $106,000 during the third quarter of 2004 compared to $295,000 for the similar period in 2003. The decrease is due to a lower mortgage refinancing volume. The Company sells most mortgages originated into the secondary market.

Total other expenses increased 26.0%, or $2.8 million, to $13.4 million during the third quarter of 2004 compared to $10.7 million for the comparable period in 2003. The other expenses to average assets ratio was 2.26% for the three months ended September 30, 2004 compared to 1.86% for the same period in 2003. The net overhead expenses to average assets ratio was 1.59% for the three months ended September 30, 2004 compared to 1.01% for the same period in 2003. The efficiency ratio was 69.91% for the three months ended September 30, 2004 compared to 50.38% for the same period in 2003.

Salary and benefit expenses increased 30.7% or $1.9 million to $8.0 million for the third quarter of 2004 compared to $6.1 million for the similar period in 2003. The increase in salary and benefit expense was mainly due to the retirement benefit obligation of $1.5 million. Also, increased full-time staff positions, enhanced benefit programs, and increased health insurance costs have resulted in the increase in salaries and employee benefits. Occupancy expenses increased $136,000 or 8.3% to $1.8 million during the third quarter of 2004 compared to $1.6 million for the comparable period in 2003. During the third quarter, the Addison and Glenview branches opened. Added staff and occupancy expense associated with these two new branches contributed to the increased expense during the third quarter of 2004. Expenses, other than salary and employee benefits and occupancy, increased $755,000 to $3.7 million in the third quarter of 2004 compared to the similar period in 2003 due to increased furniture and equipment depreciation and maintenance, professional services fees, and marketing.

Year-to-Date Results

Net income decreased 51.6% to $8.0 million for the nine months ended September 30, 2004 compared to $16.5 million for the similar period in 2003. Basic earnings per share for the nine months ended September 30, 2004 was $0.45 compared to $0.93 for the similar period of 2003. Diluted earnings per share for the nine months ended September 30, 2004 was $0.43 compared to $0.91 for the similar period of 2003. The annualized return on average assets for the nine months ended September 30, 2004 was 0.46% compared to 0.99% for the similar period in 2003. The annualized return on average equity for the nine months ended September 30, 2004 was 7.49% compared to 14.72% for the similar period in 2003.

Net interest income decreased $5.2 million or 11.1% to $41.5 million compared to $46.7 million for the similar period in 2003. Net interest margin decreased to 2.73% for the nine months ended September 30, 2004 compared to 3.16% for the nine months ended September 30, 2003.

Service charges and fees increased 2.9%, or $129,000, to $4.5 million in 2004 compared to $4.4 million for the comparable period in 2003. For the nine months ended September 30, 2004, insurance and brokerage commissions decreased $159,000 to $1.4 million compared to $1.6 million for the first nine months of 2003. Gains on sales of loans decreased $524,000 or 54.6% to $436,000 in 2004 compared to $960,000 for the similar period in 2003. The decrease is due to a lower mortgage refinancing volume.

Net losses on securities transactions were $3.7 million for the nine months ended September 30, 2004 compared to net gains of $3.7 million in the comparable period in 2003. Included in the year-to-date net losses on securities transactions was a net loss of $8.6 million, including the $5.8 million loss discussed above, as a result of the ineffectiveness of the fair value hedge. Net trading profits were $241,000 for the nine months ended September 30, 2004, compared to $5.4 million for the similar period in 2003. During the first quarter of 2004, the Company posted a $3.6 million trading loss. Option fee income, included in net trading profits was $5.3 million during the first nine months of 2004 compared to $5.0 million in the same period of 2003.

For the nine months ended September 30, 2004, other income, excluding net gains or losses on securities transactions, was $8.9 million, a decrease of $5.1 million, or 36.5%, compared to $14.1 million for the comparable period in 2003. The other income, excluding net gains or losses on securities transactions, to average assets ratio was 0.52% for the first nine months of 2004 compared to 0.84% for the same period in 2003. Excluding net gains or losses on securities and net trading profits, other income was $8.7 million or 0.50% of average assets for the nine months ended September 30, 2004 and $8.6 million or 0.52% of average assets for the same period in 2003.

Total other expenses increased 11.8%, or $3.8 million, to $35.9 million for the nine months ended September 30, 2004 from $32.1 million in the first nine months of 2003. The other expenses to average assets ratio was 2.08% for the nine months ended September 30, 2004 compared to 1.93% for the similar period in 2003. For the nine months ended September 30, 2004, the net overhead expenses to average assets ratio was 1.56% compared to 1.08% for the similar period in 2003. The efficiency ratio was 66.76% for the nine months ended September 30, 2004 compared to 49.46% for the similar period in 2003.

Salary and benefit expenses increased $2.9 million or 15.9% to $21.1 million for the nine months ended September 30, 2004 from $18.2 million for the comparable period in 2003. For the nine months ended September 30, 2004, occupancy expenses increased $279,000 or 5.7% to $5.2 million from $4.9 million in the nine months of 2003. Other expenses increased $617,000 to $9.7 million for the nine months ended September 30, 2004 compared to the similar period in 2003.

Net Interest Margin

The net interest margin calculation for the three months ended September 30, 2004 and 2003 is shown below (interest income and average rate on non-taxable securities and loans are reflected on a tax equivalent basis, assuming a 35% federal income tax rate for 2004 and 2003 and adjusted for the dividend received deduction where applicable):

		2004			2003
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-Earning Assets
Federal funds sold and interest-bearing due from banks	$41,429	$131	1.26%	$7,007	$18	1.03%
Securities taxable (1)	1,010,456	10,461	4.14	974,901	9,828	4.03
Securities tax-exempt (1)	14,603	252	6.90	72,713	1,220	6.71
Commercial loans (1) (3) (4)	182,687	2,556	5.60	213,959	2,941	5.50
Commercial real estate loans (1) (3) (4)	728,974	11,318	6.21	691,193	11,476	6.64
Agriculture loans (1) (3) (4)	63,750	948	5.95	57,274	904	6.31
Consumer real estate loans (3) (4)	136,197	1,869	5.49	96,775	1,572	6.50
Consumer installment loans (3) (4)	11,345	209	7.37	12,882	257	7.98

	$2,189,441	$27,744	5.08%	$2,126,704	$28,216	5.32%

Interest-Bearing Liabilities
Interest-bearing demand deposits	$236,882	$717	1.21%	$186,501	$539	1.16%
Money-market demand deposits and savings deposits	349,868	1,251	1.43	324,580	888	1.09
Time deposits less than $100,000	783,447	5,189	2.65	743,331	5,092	2.74
Time deposits greater than $100,000	93,524	513	2.19	102,406	575	2.25
Public funds	20,797	116	2.23	42,069	230	2.19
Federal funds purchased and repurchase agreements	242,720	1,490	2.46	252,846	1,621	2.56
FHLB advances	249,951	2,663	4.26	258,464	2,606	4.03
Notes and other debentures	55,672	897	6.44	42,500	706	6.64

	$2,032,861	$12,836	2.52%	$1,952,697	$12,257	2.52%

Net Interest Income — FTE (1) (5)		$14,908	2.56%		$15,959	2.80%

Net Interest Margin — FTE (1)			2.72%			3.00%
Net Interest Income (2) (5)		$14,241	2.43%		$14,880	2.58%

Net Interest Margin (2)			2.60%			2.80%

(1)	Adjusted for 35% tax rate in 2004 and 2003 and adjusted for the dividends-received deduction where applicable.

(2)	Not adjusted for 35% tax rate in 2004 and 2003 or for the dividends-received deduction.

(3)	Nonaccrual loans are included in the average balance, however these loans are not earning any interest.

(4)	Includes loan fees; these fees are immaterial.

(5)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented:

	3Q04	3Q03
Net interest income	$14,241	$14,880
Tax equivalent adjustment to net interest income	667	1,079

Net interest income, tax equivalent basis	$14,908	$15,959

The net interest margin decreased for the three months ended September 30, 2004 compared to the same period in 2003 as a result of the lower yields earned on earning assets. Average earning assets increased by $62.7 million at September 30, 2004 compared to September 30, 2003 while interest income decreased by $472,000 resulting in a 24 basis point reduction. Yields on interest-bearing liabilities, however, have remained constant.

The net interest margin calculation for the nine months ended September 30, 2004 and 2003 is shown below (interest income and average rate on non-taxable securities and loans are reflected on a tax equivalent basis, assuming a 35% federal tax rate for 2004 and 2003 and adjusted for the dividend received deduction where applicable):

		2004			2003
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-Earning Assets
Federal funds sold and interest-bearing due from banks	$140,179	$1,062	1.01%	$10,289	$85	1.10%
Securities taxable (1)	879,991	28,385	4.30	891,049	28,522	4.27
Securities tax-exempt (1)	18,894	967	6.82	72,677	3,665	6.72
Commercial loans (1) (3) (4)	191,245	7,856	5.48	224,753	9,892	5.87
Commercial real estate loans (1) (3) (4)	721,171	33,878	6.26	705,257	35,424	6.70
Agriculture loans (1) (3) (4)	63,981	2,865	5.97	56,907	2,724	6.38
Consumer real estate loans (3) (4)	111,453	4,736	5.67	131,286	6,766	6.87
Consumer installment loans (3) (4)	11,468	636	7.39	13,282	796	7.99

	$2,138,382	$80,385	5.01%	$2,105,499	$87,874	5.56%

Interest-Bearing Liabilities
Interest-bearing demand deposits	$228,052	$2,032	1.19%	$173,214	$1,547	1.19%
Money-market demand deposits and savings deposits	343,533	3,395	1.32	323,717	2,912	1.20
Time deposits less than $100,000	769,380	14,954	2.59	714,413	15,347	2.86
Time deposits greater than $100,000	88,400	1,443	2.18	115,299	2,128	2.46
Public funds	26,146	362	1.85	56,869	1,061	2.49
Federal funds purchased and repurchase agreements	217,955	4,213	2.58	230,312	4,614	2.67
FHLB advances	253,071	7,648	4.03	256,577	8,328	4.33
Notes and other debentures	56,161	2,629	6.24	40,930	2,085	6.79

	$1,982,698	$36,676	2.47%	$1,911,331	$38,022	2.65%

Net Interest Income — FTE (1) (5)		$43,709	2.55%		$49,852	2.91%

Net Interest Margin — FTE (1)			2.73%			3.16%
Net Interest Income (2) (5)		$41,498	2.41%		$46,673	2.71%

Net Interest Margin (2)			2.59%			2.96%

(1)	Adjusted for 35% tax rate in 2004 and 2003 and adjusted for the dividends-received deduction where applicable.

(2)	Not adjusted for 35% tax rate in 2004 and 2003 or for the dividends-received deduction.

(3)	Nonaccrual loans are included in the average balance, however these loans are not earning any interest.

(4)	Includes loan fees; these fees are immaterial.

(5)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented:

	YTD	YTD
	3Q04	3Q03
Net interest income	$41,498	$46,673
Tax equivalent adjustment to net interest income	2,211	3,179

Net interest income, tax equivalent basis	$43,709	$49,852

The net interest margin for the nine months ended September 30, 2004 decreased by 43 basis points when compared with the same period in 2003 as a result of lower yields on earning assets. Yields on interest-bearing liabilities decreased as a result of lower rates paid in the nine months ended September 30, 2004 compared to the similar period in 2003. This decrease in rates paid on interest-bearing liabilities, however, was offset by the decrease in interest income. Average earning assets increased by $32.9 million at September 30, 2004 compared to September 30, 2003 while interest income decreased by $7.5 million resulting in a 55 basis point reduction.

Balance Sheet Trends

Total assets were $2.5 billion at September 30, 2004, an increase of $228.3 million compared to December 31, 2003. Loans increased $62.5 million or 5.8% to $1.1 billion at September 30, 2004 compared to December 31, 2003. The Company purchased $30.2 million in fixed rate mortgages with an average yield of 4.95% in June 2004 to offset loans paid off during the year. Average earning assets at September 30, 2004 were $2.2 billion compared to December 31, 2003, reflecting an increase of $71.0 million. The increase in earning assets for the third quarter of 2004 is primarily attributed to purchases of short-term securities.

Total deposits of $1.7 billion as of September 30, 2004 represented an increase of $65.3 million from December 31, 2003. Non-interest-bearing deposits were $161.7 million at September 30, 2004, approximately $983,000 higher than the $160.7 million level at December 31, 2003. Over the same period, interest-bearing deposits increased 4.5%, or $64.3 million to $1.5 billion at September 30, 2004 compared to December 31, 2003.

Core deposits, excluding certificates of deposits under $100,000, increased $38.9 million to $747.0 million at September 30, 2004 from $708.1 million at December 31, 2003. Certificates of deposit under $100,000 increased $46.4 million from December 31, 2003 to $785.8 million at September 30, 2004. Certificates of deposit over $100,000 and public funds decreased $20.0 million from December 31, 2003 to $118.9 million at September 30, 2004. The majority of the decrease was a result of maturities of brokered certificates of deposit and public funds, which were not core deposits and were allowed to mature without being renewed. The Company’s marketing efforts focused on core and time deposit account growth in its retail markets, reducing the need to rely on public funds and brokered certificates of deposit.

Asset Quality and Nonperforming Loans

The allowance for loan losses was $16.4 million or 1.43% of total loans at September 30, 2004 compared to $15.7 million or 1.12% of total loans at December 31, 2003. The provision for loan losses was $2.1 million for the nine months ended September 30, 2004 compared to $9.5 million for the nine months ended September 30, 2003. Asset quality continues to improve. During the third quarter of 2004 the Company reduced its nonperforming and classified loans by $6.6 million primarily through loan payoffs. Net charge-offs for the nine months ended September 30, 2004 were $1.4 million compared to $9.4 million for the nine months ended September 30, 2003. Net charge-offs for the three months ended September 30, 2004 were $279,000 compared to $5.3 million for the similar period of 2003. The net charge-off percentage to average loans was 0.10% and 0.50% for the three months ended September 30, 2004 and September 30, 2003, respectively. The net charge-off percentage to average loans was 0.17% and 0.83% for the nine months ended September 30, 2004 and September 30, 2003, respectively.

Allowance for loan losses to nonperforming loans ratio was 1.73x and 1.00x at September 30, 2004 and December 31, 2003, respectively. Nonperforming loans were $9.5 million and $15.7 million at September 30, 2004 and December 31, 2003, respectively. The nonperforming loans to total loans ratio for these two time periods was 0.83% and 1.45%, respectively. The nonperforming assets to total assets ratio was 0.67% and 1.00% for September 30, 2004 and December 31, 2003, respectively.

Other real estate owned was $7.2 million at September 30, 2004, an increase of $301,000 compared to $6.9 million at December 31, 2003. This increase in the third quarter of 2004 is related to development expenditures for the townhouse project which is being marketed on a per unit basis.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.

###

This press release contains certain “Forward-Looking Statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	September 30,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$59,572	$196,157
Securities available-for-sale	887,649	796,140
Securities held-to-maturity (fair value: $98,070 at September 30, 2004 and $57,239 at December 31, 2003)	97,808	56,074
Loans	1,143,805	1,081,296
Allowance for loan losses	(16,364)	(15,714)

Net loans	1,127,441	1,065,582
Cash value of life insurance	49,126	24,906
Premises and equipment, net	27,984	27,376
Other real estate	7,243	6,942
Core deposit and other intangibles, net	2,324	2,790
Goodwill	4,360	4,360
Due from broker	174,145	40,477
Other assets	54,809	43,345

Total assets	$2,492,461	$2,264,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits
Non-interest-bearing	$161,651	$160,668
Interest-bearing	1,490,030	1,425,743

Total deposits	1,651,681	1,586,411
Federal funds purchased	28,900	—
Securities sold under agreements to repurchase	335,764	202,699
Advances from the Federal Home Loan Bank	252,890	253,461
Junior subordinated debt owed to unconsolidated trusts	55,672	54,000
Note payable	—	2,000
Other liabilities	28,869	22,497

Total liabilities	2,353,776	2,121,068

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	187	187
Surplus	64,502	64,330
Retained earnings	103,580	102,041
Accumulated other comprehensive loss	(22,326)	(15,824)
Treasury stock, at cost (765,950 shares at September 30, 2004 and 806,934 shares at December 31, 2003)	(7,258)	(7,653)

Total stockholders’ equity	138,685	143,081

Total liabilities and stockholders’ equity	$2,492,461	$2,264,149

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Interest Income
Loans	$16,794	$17,023	$49,636	$55,207
Securities
Taxable	8,604	9,303	25,112	27,002
Exempt from federal income taxes	164	793	628	2,382
Trading securities	1,384	—	1,736	19
Federal funds sold and other short-term investments	131	18	1,062	85

Total interest income	27,077	27,137	78,174	84,695
Interest Expense
Deposits	7,786	7,324	22,186	22,996
Federal funds purchased	58	62	76	163
Securities sold under agreement to repurchase	1,432	1,559	4,137	4,450
Advances from the Federal Home Loan Bank	2,663	2,606	7,648	8,328
Junior subordinated debt owed to unconsolidated trusts	897	657	2,609	1,962
Notes payable	—	49	20	123

Total interest expense	12,836	12,257	36,676	38,022

Net interest income	14,241	14,880	41,498	46,673
Provision for loan losses	556	7,743	2,068	9,488

Net interest income after provision for loan losses	13,685	7,137	39,430	37,185
Other Income
Service charges on deposit accounts	1,531	1,481	4,511	4,382
Net gains (losses) on securities transactions	(5,773)	917	(3,657)	3,721
Net trading profits	1,022	1,964	241	5,423
Gains on sale of loans	106	295	436	960
Insurance and brokerage commissions	468	582	1,437	1,596
Trust income	145	147	452	451
Increase in cash surrender value of life insurance	493	234	1,220	725
Other income	220	170	643	534

Total other income	(1,788)	5,790	5,283	17,792
Other Expenses
Salaries and employee benefits	7,999	6,119	21,065	18,170
Occupancy and equipment	1,784	1,648	5,153	4,874
Professional services	1,422	900	3,404	3,367
Other expenses	2,231	1,998	6,290	5,710

Total other expenses	13,436	10,665	35,912	32,121

Income before income taxes	(1,539)	2,262	8,801	22,856
Provision for income taxes	(1,508)	(21)	823	6,388

Net Income	$(31)	$2,283	$7,978	$16,468

Basic earnings per share	$0.00	$0.13	$0.45	$0.93

Diluted earnings per share	$0.00	$0.12	$0.43	$0.91

Cash dividends per common share	$0.12	$0.12	$0.36	$0.32

Average common shares outstanding
Basic	17,899	17,816	17,882	17,781
Diluted	18,304	18,274	18,354	18,192

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

	Three Months Ended						Nine Months Ended
	September 30,				June 30,		September 30,
	2004		2003		2004		2004		2003
Income Statement Data:
Net income	$(31)		$2,283		$3,184		$7,978		$16,468
Net overhead expense to average assets (1) (2)	1.59%		1.01%		1.34%		1.56%		1.08%
Efficiency ratio (2) (3) (7)	69.91		50.38		63.19		66.76		49.45
Other income to average assets	0.67		0.85		0.69		0.52		0.84
Other expense to average assets	2.26		1.86		2.03		2.08		1.93
Per Share Data (3):
Earnings per share (basic)	$0.00		$0.13		$0.18		$0.45		$0.93
Earnings per share (diluted)	0.00		0.12		0.17		0.43		0.91
Cash dividends declared	0.12		0.12		0.12		0.36		0.32
Book value at end of period	7.75		8.06		7.82		7.75		8.06
Tangible book value at end of period	7.50		7.74		7.58		7.50		7.74
Stock price at end of period	19.22		22.26		22.30		19.22		22.26
Average stock price	19.56		21.77		22.83		22.01		20.01
Selected Financial Ratios:
Return on average assets (4)	-0.01%		0.40%		0.56%		0.46%		0.99%
Return on average equity (5)	-0.09		6.33		9.10		7.49		14.72
Dividend payout	-6,928.65		93.78		67.39		80.69		34.61
Loan to deposit	69.25		67.29		70.97		69.25		67.29
Average equity to average assets	5.99		6.30		6.21		6.17		6.71
Capital to assets	5.56		6.38		6.13		5.56		6.38
Tangible capital to assets	5.39		6.13		5.94		5.39		6.13
Tier I capital to risk-weighted assets	11.95		12.13		12.86		11.95		12.13
Tier II capital to risk-weighted assets	13.13		13.12		14.02		13.13		13.12
Net interest margin (tax equivalent) (6) (7)	2.72		3.00		2.61		2.73		3.16
Allowance for loan losses to total loans at the end of period	1.43		1.36		1.41		1.43		1.36
Net loans charged off to average total loans	0.10		0.50		0.20		0.17		0.83
Nonperforming loans to total loans at the end of period (8)	0.83		1.61		1.12		0.83		1.61
Nonperforming assets to total assets (9)	0.67		1.10		0.84		0.67		1.10
Allowance to nonperforming loans	1.73	x	0.84	x	1.26	x	1.73	x	0.84	x

	September 30,		June 30,	December 31,
	2004	2003	2004	2003
Balance Sheet Data:
Total assets	$2,492,461	$2,253,854	$2,283,083	$2,264,149
Total earning assets	2,134,897	2,049,394	1,955,969	2,061,747
Average assets (quarter-to-date)	2,364,437	2,271,501	2,268,287	2,249,174
Average assets (year-to-date)	2,303,860	2,229,944	2,273,241	2,234,293
Total loans	1,143,805	1,060,448	1,140,219	1,081,296
Average loans (quarter-to-date)	1,122,953	1,072,083	1,096,675	1,071,174
Average loans (year-to-date)	1,099,318	1,131,485	1,087,371	1,116,284
Total securities	985,457	961,612	806,609	852,214
Average securities (quarter-to-date)	1,025,059	1,047,614	821,393	948,027
Average securities (year-to-date)	898,884	963,725	835,104	959,768
Allowance for loan losses	16,364	14,452	16,088	15,714
Total deposits	1,651,681	1,576,007	1,606,649	1,586,411
Average deposits (quarter-to-date)	1,644,246	1,550,833	1,588,455	1,579,193
Average deposits (year-to-date)	1,610,128	1,528,107	1,592,894	1,540,984
Borrowings	673,226	504,756	505,089	512,160
Stockholders’ equity	138,685	143,734	139,966	143,081
Tangible stockholders’ equity (10)	134,325	138,153	135,606	138,721
Average equity (quarter-to-date)	141,606	143,065	140,777	141,340
Average equity (year-to-date)	142,203	149,559	142,505	147,487
Common Shares Outstanding	17,902	17,841	17,897	17,861
Average Shares Outstanding (quarter-to-date)	17,899	17,816	17,880	17,848
Average Shares Outstanding (year-to-date)	17,882	17,781	17,873	17,798

(1)	Other expenses less other income divided by average total assets.

(2)	Excludes net gains on securities transactions.

(3)	Other expense divided by the sum of net interest income (tax equivalent) plus other income.

(4)	Net income divided by quarter to date average assets.

(5)	Net income divided by quarter to date average equity.

(6)	Net interest income, on a tax equivalent basis, divided by quarter to date average interest earning assets.

(7)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented:

QTD	3Q04	3Q03	2Q04
Net interest income	$14,241	$14,880	$13,090
Tax equivalent adjustment to net interest income	667	1,079	637

Net interest income, tax equivalent basis	$14,908	$15,959	$13,727

YTD	3Q04	3Q03
Net interest income	$41,498	$46,673
Tax equivalent adjustment to net interest income	2,211	3,179

Net interest income, tax equivalent basis	$43,709	$49,852

(8)	Includes total nonaccrual and all other loans 90 days or more past due.

(9)	Includes total nonaccrual, all other loans 90 days or more past due, and other real estate owned.

(10)	Stockholders’ equity less goodwill. The following table reconciles reported stockholders’ equity to tangible stockholders’ equity for the periods presented:

	3Q04	3Q03	2Q04	4Q03
Stockholders’ equity	$138,685	$143,734	$139,966	$143,081
Goodwill	4,360	5,581	4,360	4,360

Tangible stockholders’ equity	$134,325	$138,153	$135,606	$138,721